Exhibit 10.26
PROPERTY MANAGEMENT AGREEMENT

PROPERTY NAME: [INSERT]

THIS AGREEMENT (this “Agreement”) is made as of this _____day of _______, 200_, by and between BLC-[insert property name], LLC, a Delaware limited liability company (“Lessee”) and Brookdale Provident Management, LLC, a Delaware limited liability company (“Manager”).

WITNESSETH:

WHEREAS, Lessee is the long term lessee of the Facility (as defined below) and is entitled to operate and manage the Facility; and

WHEREAS, Lessee desires to retain the service of Manager, upon the terms and conditions set forth in this Agreement, to manage and operate the Facility for and on behalf of Lessee, and Manager desires to manage and operate the Facility for and on behalf of Lessee for the fees and upon the other terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the agreements, covenants and other terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. APPOINTMENT. Lessee hereby retains and appoints Manager, effective as of the date hereof (the “Effective Date”), on the terms and conditions provided herein, as exclusive management and leasing agent of and for a community based senior housing residential facility consisting of land, buildings and other improvements located in the State of [insert state] (the “State”), currently known as [insert name and address of facility] (hereinafter collectively referred to as the “Facility” or the “Property”), and, by executing this Agreement, Manager hereby accepts such appointment.

In the performance of its duties under this Agreement, Manager shall serve in the position of an independent contractor with respect to the Lessee. Nothing contained herein shall be construed as making the parties hereto partners or joint ventures, and, except as expressly otherwise provided for herein, nothing contained herein shall be construed as making Manager an agent or employee of Lessee.

2. LICENSING. Manager will apply for, obtain and maintain, in the name of Manager, Lessee and/or the owner of the Property (“Lessor”), as appropriate, all necessary licenses and permits required for the operation of Facility for the management, marketing and operation of the Facility. Lessee will supply or cause to be supplied such information and materials as Manager may need to fulfill the foregoing obligations and any and all other obligations under this Agreement. The cost of complying with this paragraph shall be included in the Budgets (as defined below) and paid out of the Operating Account (as defined below) as cost and expense of the Property. Notwithstanding Manager’s right to terminate this Agreement for Cause pursuant to the terms of Section 11(c) of this Agreement, Manager shall cooperate with Lessee, as applicable, to the extent reasonably necessary to transfer all licenses and permits held by Manager which are required for the management or operation of the Facility.

3. MANAGEMENT. Manager shall perform the following management services for Lessee:

(a) Manager shall perform all of the obligations of Lessee relating to the operation, management and maintenance of the Facility and relating to delivery of reports and information with respect to the Facility and the operation thereof.

(b) Manager shall have the exclusive authority and right to supervise and direct the business associated or related to the daily operation of the Facility. Such duties and authority shall include, but shall not necessarily be limited to, those set forth or described below:

(i) Manager shall collect all monthly service fees, rents, rental percentages, common area maintenance charges, sales tax, rental escalations, parking charges, operating expense reimbursements, real estate taxes, insurance premiums or stops, utility charges, HVAC charges, and all other fees or payments due from residents or tenants of the Facility.

(ii) Manager shall cause the building, equipment and common areas of the Property to be maintained, which maintenance work shall include interior and exterior cleaning, painting, decorating, plumbing, carpentry and such normal maintenance and repair work as is necessary for the efficient operation of the Facility. With the exception of payments required in connection with mortgages, real estate taxes, utilities and Lessee approved contractual obligations, no one disbursement obligation shall be made in excess of Five Thousand Dollars ($5,000) unless it is included in or contemplated by the Budget or is authorized or approved by Lessee, and all expenses which, in the aggregate, will exceed Five Thousand Dollars ($5,000) must be included in the Budget or otherwise approved by Lessee. However, emergency repairs involving danger to life or property, or immediate actions necessary for the security, preservation, and safety of the Facility or the residents or tenants, or necessary to avoid the suspension of any necessary service to the Facility may be made by Manager irrespective of the cost limitation imposed herein. Manager shall supervise all repairs, replacements, remodeling and alterations, structural or otherwise, to the Facility as requested by Lessee, subject to the terms of the construction management provisions contained in Section 9 herein. Notwithstanding anything to the contrary in this Agreement, in no event shall any Capital Improvements (as defined below) be made to the Facility unless included in or contemplated by the Budget or is authorized or approved by Lessee. “Capital Improvement” shall mean any repair, alteration, addition, purchase of equipment and/or improvement, the cost of which, for federal income tax purposes, must be capitalized and amortized over the life of such repair, alteration, addition, equipment or improvement.

(iii) Manager shall initiate procedures to collect fees, rents, charges and other payments from all residents and tenants of the Facility, if, when and to the extent Manager determines such procedures are appropriate. Manager shall have the authority to cause to be instituted, on behalf and in the name of the Lessee, any and all legal actions and all legal proceedings Manager deems necessary or advisable to collect fees, rents, charges or other payments due to the Lessee with respect to the Facility or to oust or dispossess any residents, tenants or other persons unlawfully in possession under any residency agreement, lease, license, concession agreement or otherwise, and to collect damages for breach thereof or default thereunder by such resident, tenant, licensee, concessionaire or occupant. The costs of all such legal actions or proceedings shall be expenses of the Property.

(iv) To the extent Manager determines it to be necessary or appropriate, Manager shall make or maintain contracts for water, electricity, gas, fuel, telephone, pest extermination, elevator service, office cleaning, security, HVAC maintenance and other necessary services. Manager shall also purchase, in the name of Lessee, such equipment, tools, appliances, materials and supplies as Manager deems necessary or desirable for the operation or maintenance of the Facility. All such contracts and purchases shall be made in the name of the Lessee and executed by Manager on Lessee’s behalf. Copies of such contracts and purchase orders shall be made available to Lessee upon request. When securing bids, Manager shall use its good faith efforts to secure for Lessee any discounts, commissions or rebates obtainable in connection with such purchases and to obtain the lowest possible prices as are consistent with good quality workmanship and service. Manager shall attempt to cause all service contracts entered into on behalf of Lessee by Manager to contain a thirty (30) day cancellation clause.

(v) Manager shall investigate all incidents or accidents which give rise, or may give rise, to a claim for damages relating to the ownership, operation and maintenance of the Facility, including any damage or destruction to the Facility, and shall notify Lessee in writing as promptly as practicable of any such incident or accident, and shall cooperate with, and make all reports required by, any insurance company.

(vi) Manager shall make recommendations to Lessee with respect to the suitability of protests of real estate valuations applicable to the Property.

(vii) Manager, as an independent contractor, shall prepare, file and be liable for all returns and payments for State Sales Tax, Unemployment Insurance, Workers' Compensation Insurance, state and local wage taxes, and Social Security with respect to Manager’s employees who are employed by Manager at the Facility. Manager shall not be obligated to prepare any of Lessee’s state or federal income tax returns.

(viii) Subject to the terms of this Agreement, Manager shall employ all employees to the extent Manager determines to be necessary and appropriate to enable Manager to successfully manage the Facility. The costs of all full-time and part-time employees who are employed on-site for the management and operation of the Facility shall be fully reimbursed by Lessee. Manager shall identify those other employees of Manager or any of Manager’s affiliates whose salaries and benefits may from time to time be charged either fully or partially to the Property. Except as set forth herein, all matters pertaining to the hiring, supervision, compensation, promotion and discharge of any employees are and shall be the sole responsibility of the Manager, shall be, in all respects, the employer of such employees, either directly or through an affiliated company.

(ix) One or more on-site management representatives of Manager shall be available to manage and operate the Facility during normal business hours of the Facility. Manager shall supervise management personnel, as well as its leasing agents on a daily basis, to the extent Manager determines such supervision to be necessary or appropriate to assure the efficient management and operation of the Facility, and to achieve the appropriate level of leasing activity. Manager shall furnish to residents and tenants of the Facility such services as are usual and customary for similar properties in the locale or as required under the applicable residency agreements or leases.

(x) Manager shall maintain all accounts receivable records for the Property and shall accept payments of fees, rents and other charges, shall make deposits in a banking institution designated by Manager, shall invoice all residents and tenants on a monthly basis for all service and rental charges, and shall manage all evictions.

(xi) Upon termination of this Agreement, and for a period not to exceed thirty (30) days thereafter, Manager shall fully cooperate with Lessee as necessary to arrange a smooth transfer of Manager’s books and records for the Facility. Final payment to Manager of all amounts due hereunder will not be made until all books and records for the Facility are received by Lessee or its designee.

(xii) Certain economies may be achieved with respect to certain services to be provided to the Facility or certain expenses to be incurred on behalf of Lessee hereunder if materials, supplies, insurance or services are purchased by Manager or one of its affiliates in quantity for use not only in connection with the Facility, but also other properties or facilities managed or operated by Manager or its affiliates. Manager shall have the right to contract for such services or purchase such materials or supplies in its own name or in the name of one or more of its affiliates and charge Lessee and the Property an appropriate portion of the cost; provided, at Lessee’s request, Manager shall provide Lessee with access to records of such purchase so Lessee may review any such expenses incurred.

(xiii) Manager shall prepare or maintain residency agreements and leases for the Facility and, at Lessee’s request, shall prepare summaries of all contracts related to the Facility. The original of each executed residency agreement, lease and contract shall be retained in the Facility records maintained by Manager and, at Lessee’s request, an executed copy shall be delivered to Lessee.

(xiv) Manager shall manage the Facility in accordance with all existing laws and regulations governing the operation of independent senior and assisted living facilities in the State. Manager will be responsible to provide all services required to be provided by Manager or Lessee in the service agreements, residency agreements and leases.

(xv) At Lessee’s request, Manager will provide to Lessee for Lessee's approval a marketing and leasing plan for the Facility outlining the duties and responsibilities of each person on the marketing staff at the Facility as well as an agenda and strategy for improving marketing and occupancy. This marketing and leasing plan will be maintained and periodically up-dated by Manager and will be submitted to Lessee promptly following Lessee’s request therefor.

4. BUDGETS AND REPORTS.  Manager shall prepare and, at Lessee’s request, shall submit to Lessee a proposed operating and capital budget (as may be amended or revised as provided herein, the “Budget”) for the operation, repair, maintenance and Capital Improvements to the Property for the 2005 calendar year no later than sixty (60) days after the Effective Date. Thereafter, on or before December 1st of each year during the term of this Agreement, Manager shall prepare and, at Lessee’s request, shall submit to Lessee a preliminary and final Budget for the following calendar year. The Budget shall (i) be prepared on a format determined by Manager to be appropriate and (ii) show a month by month projection of income, expenses, capital expenditures and reserves. After the applicable Budget is approved by Lessee, Manager shall use its good faith efforts to implement the Budget and use its good faith to ensure that the actual cost of operating the Property shall not exceed the approved Budget. The Budget shall be deemed to have been approved by Lessee unless Lessee requests that the Budget be submitted to Lessee for Lessee’s review and approval and Lessee objects to the Budget, or any item in the Budget, within ten (10) days following the date the Budget is submitted to Lessee. Manager may amend or revise the Budget at any time or from time to time and, at the request of Lessee, shall submit any amendments or revisions to the Budget to Lessee for the Lessee’s approval. Unless Lessee requests that the amendment or revision to the Budget be submitted to Lessee for Lessee’s review and approval and Lessee objects to the proposed amendment or revision within ten (10) days following submittal of the same to Lessee, such amendment or revision will be deemed to have been approved by Lessee.

5. FINANCIAL RESPONSIBILITIES.

(a) Manager shall keep and maintain all necessary books, papers, documents, sales and disbursement records, purchase orders, invoices, payroll and management records, receipts and all other records and accounts normally maintained in connection with the operation of comparable properties or otherwise deemed appropriate by Manager, reflecting all transactions, expenditures, receipts and other business dealings entered into or incurred in connection with the operation of the Facility, all of which books, records, accounts and other documents shall be maintained in a manner reasonably determined by Manager to be appropriate. Lessee shall have the right to inspect and copy, at reasonable times, any such books, records, or accounts maintained by Manager for and on behalf of Lessee, and, at Lessee’s request, Manager shall deliver to Lessee the originals of such books, records or accounts, or copies thereof.

(b) Within twenty (20) days after Lessee’s request at any time after the end of a given calendar month, Manager shall deliver to Lessee a monthly reporting package for such month (hereinafter referred to as the “Monthly Reporting Package”) containing some or all of the financial and management reports described on Exhibit A attached hereto, as requested by Lessee, summarizing all matters pertaining to the management, leasing, maintenance, accounting and operation of the Facility for such calendar month.

(c) Lessee shall reimburse Manager within ten (10) business days from its receipt of written notice for any monies which Manager has advanced for the account of Lessee. Such reimbursements may be made by Manager through disbursements from the Operating Account. Nothing herein contained, however, shall be construed to obligate Manager to pay any expenses or to make any advances to or with respect to the Facility.

(d) Lessee shall establish, in the name of Manager and/or Lessee, an account (hereinafter referred to as the “Operating Account”) in a banking institution designated by Manager, on which representatives of Manager, and at Lessee’s request, Lessee, shall be authorized signatories. Manager shall deposit or cause to be deposited in the Operating Account all moneys paid or furnished by Lessee to Manager pursuant to the terms hereof as operating or working capital or for other costs and expenses for or with respect to the Facility, and all fees rentals, charges and other revenues hereafter received by Manager, for and on behalf of Lessee, in connection with the management, rental and operation of the Facility, and shall make disbursements and payments from the Operating Account on behalf of Lessee in such amounts as are required in connection with the day-to-day management and operation of the Facility; provided, however, Manager shall use its good faith efforts to ensure that all such disbursements and payments shall be made in accordance with the Budget, unless Lessee shall agree otherwise. All funds in the Operating Account shall be Lessee’s property. To the extent required by Lessee’s financing, all accounts related to the Facility may be pledged to the Lessee’s lender. All funds received from the Facility shall be deposited into the Operating Account as soon as practical following receipt thereof.

(e) Manager may, from time to time, notify Lessee of the amount of the cash balance in the Operating Account less a working capital reserve in an amount reasonably determined by Manager to be appropriate (hereinafter referred to as the “Working Capital Amount”). Lessee may initiate the wire transfer of funds from the Operating Account in the amount of the cash balance less the Working Capital Reserve at any time or from time to time.

(f) From the funds collected and deposited in the Operating Account pursuant to Section 5(d) above, Manager will make the following disbursements promptly when payable:

(i) Reimbursement to Manager for compensation and other amounts paid or payable by Manager in connection with the employment of the Reimbursable Employees, including amounts for the taxes and assessments paid or payable by Manager to local, state and federal governments in connection with the employment of such personnel.

(ii) The Management Fee payable to Manager in accordance with the applicable provisions hereof.

(iii) All sums otherwise due and payable by the Lessee as expenses of the Property to the extent authorized to be paid, incurred or advanced by the Manager under the terms of this Agreement or otherwise reasonably appropriate for the operation and management of the Property.

(iv) Except for the disbursements mentioned herein, funds will be disbursed or transferred from the Operating Account only as the Lessee may from time to time direct.

(g) Lessee, upon reasonable notice, has the right to audit the Manager and its management operations in respect of the Facility. Such audit may include an audit of Manager’s, internal control implementation and compliance procedures associated solely with the Facility and an audit of gross receipts and expenses of the Facility. The audit will be conducted at Lessee’s expense.

(h) Manager may incorporate all banking, accounting and financial reporting with respect to the Facility into Manager's centralized accounting system and allocate the appropriate charges to the Property.

6. LESSEE’S RESPONSIBILITIES. All obligations or expenses incurred as contemplated hereby shall be incurred for the account of and at the expense of Lessee and the Property. All direct expenses relating to Manager’s operation of the Facility, including, but not limited to, postage, couriers, telephone, facsimile, and photocopies shall be paid or reimbursed by Lessee from the Operating Account or otherwise. All expenses relating to the employment of Reimbursable Employees and the costs incurred for an on-site management office, including, but not limited to, the cost of salaries, all insurance, fringe benefits, employer’s portion of payroll taxes, cost of telephone, office supplies and similar items shall be paid or reimbursed by Lessee from the Operating Account or otherwise. All expenses relating to persons employed in connection with the operation and maintenance of the Facility, as well as utilities, repairs, maintenance and similar items of expense incurred by Manager in connection with the performance of its obligations hereunder or in connection with the management or operation of the Facility shall be paid or reimbursed by Lessee form the Operating Account or otherwise. Subject to approval by Lessee or as set forth in or contemplated by the Budget, Lessee agrees to make funds required for the management or operation of the Facility, renovations, repairs, or tenant improvements available within thirty (30) days following the request by Manager. All residency agreements, leases, contracts, and other documents necessary for Manager to perform its obligations hereunder shall, at Manager’s request, be delivered by Lessee to Manager within ten (10) days following such request. Any employees engaged in the operation and maintenance of the Facility, including engineers, maintenance persons, watchmen and all other employees shall be the employees of the Manager. All salaries, wages or other remuneration of such employees shall be paid by the Manager and charged as an operating expense to the Property and shall be reimbursed by Lessee from the Operating Account or otherwise. Lessee shall be solely responsible to residents and tenants or former residents and tenants for any refund that is due under a residency agreement or lease agreement, and Lessee shall hold harmless, indemnify, and defend Manager form and against such claims.

7. MANAGEMENT FEE. Manager shall be paid by Lessee for management services performed under this Agreement, a fee (the “Management Fee”) payable monthly equal to five percent (5.0%) of the monthly Gross Receipts. “Gross Receipts” for any calendar month shall mean the entire amount of all receipts from fees, rents, charges, food service, laundry service and any other ancillary or assisted living services provided by Manager to residents or tenants of the Facility received during the month, plus any expense contributions collected from residents or tenants. Gross Receipts shall not include reimbursable security deposits or entrance fees (unless applied toward the payment of rents, service fees or other fees due), sales tax, proceeds payable to Lessee from sale of all or part of the Property, prepaid rent or fees until such time as such rent or fees become due, proceeds payable to Lessee from any hazard or title insurance policies, except insurance proceeds for loss of rents or fees. Payment of the Management Fee attributable to for the prior month shall be paid to Manager from the Operating Account within ten (10) days following the end of such month.

8. RENTALS. Manager will offer for occupancy or rent, and will rent, the dwelling units, parking spaces, and other rental facilities and concessions in the Property. Incidental thereto, the following provisions will apply:

(a) Manager will show the Facility and the units in the Facility to prospective residents and tenants.

(b) Manager will take and process applications for rentals or occupancy. If an application is rejected, the applicant will be told the reason for rejection, and the rejected applications, with reason for rejection noted thereon, will be retained on file for two (2) years or for such shorter or longer time as may be required by law. Manager will also maintain a current list of prospective residents.

(c) Manager will prepare all residency agreements and, if applicable, parking permits and will execute the same with its name identified thereon as Manager for the Lessee. The terms of all residency agreements will comply with the applicable laws and be in a form prepared by Manager and not objected to by the Lessee.

(d) In connection with the preparation of Budgets, at Lessee’s request, Manager will furnish the Lessee with schedules showing proposed rents, fees and charges for all dwelling units at the Facility and for all other rental facilities and concessions at the Property, together with charges for additional services offered at the Facility, and all of such rents, fees and charges shall be deemed approved by Lessee unless Lessee objects thereto within ten (10) days following Lessee’s receipt of such schedule.

(e) In connection with the preparation of the Budget, at Lessee’s request, Manager will furnish the Lessee with schedules showing rental rates, fees and charges for dwelling units at facilities that are in competition with the Facility, to the extent Manager may reasonably obtain the same.

9. CONSTRUCTION SUPERVISION. Manager agrees to act as construction manager for any Capital Improvements or other construction work at the Property, and Manager will supervise, oversee and administer all aspects of the construction work.

No fee shall be payable to Manager if construction costs are estimated to cost less than Twenty-Five Thousand Dollars ($25,000). If the estimated cost of construction exceeds such amount, Manager shall be entitled to a construction management fee in an amount agreed upon by Lessee and Manager, which fee shall not be less than Seven Percent (7%) of the first One Hundred Thousand Dollars ($100,000) of the total construction cost of each construction project and Three Percent (3%) of any construction costs above One Hundred Thousand Dollars ($100,000). Lessee shall pay all costs incurred in connection with the construction or in connection with the construction management services provided by Manager, including all out-of-pocket expenses incurred by Manager, including, without limitation all fees payable to architects, engineers, designers, space planners, general contractors and subcontractors hired by Manager, on behalf of Lessee, as Manager determines to be reasonably necessary to complete such Capital Improvements and which are reflected in, or contemplated by, a Budget prepared by Manager and not objected to by Lessee. All applications for payment from Lessee shall be on a form determined by Manager to be appropriate, and with such back-up as Lessee may reasonably request.

10. COMPLAINTS AND NOTICES. Manager shall handle, in a prompt and efficient manner, complaints and requests from residents, tenants, concessionaires and licensees and notify Lessee of any major complaint made by a resident, tenant, concessionaire or licensee. Manager shall notify Lessee promptly (and provide Lessee with copies of supporting documentation) of any of the following of which Manager becomes aware: (i) any notice of violation of any governmental requirements (and Manager shall make recommendations regarding compliance therewith) after Manager receives notice and knowledge thereof; (ii) any material defect or unsafe condition in the Facility of which Manager becomes aware; (iii) any fire, accident or other casualty or damage to the Facility; (iv) any condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Facility; (v) any violations relative to the leasing, use, repair and maintenance of the Facility under governmental laws, rules, regulations, ordinances or like provisions of which Manager becomes aware; (vi) material defaults under any residency agreement, lease or other agreement affecting the Facility; or (vii) any violation of any insurance requirement of which Manager becomes aware. “Material” shall be defined as an event, circumstance, condition or change which would reasonably be expected to significantly adversely affect the day-to-day operation of the Facility, or significantly diminish the value of the Facility taken as a whole. Manager shall keep Lessee reasonably informed of the status of the particular matter through the final resolution thereof. In the case of any fire or other damage to the Facility, Manager shall give prompt notice thereof to Lessee and shall complete all necessary and customary loss reports in connection with any fire or other damage to the Facility. Manager shall retain in the records it maintains for the Facility copies of all supporting documentation with reference to the foregoing.

    Manager shall promptly notify Lessee and any insurance Manager Lessee may designate of any personal injury or property damage occurring to or claimed by any resident, tenant or third party on or with respect to the Facility. Manager shall promptly forward to Lessee, with copies to any insurance Manager Lessee may designate, any summons, subpoena or other legal document served upon Manager relating to the actual or alleged potential liability of Lessee, of Manager or of the Facility.

11. TERM OF THE AGREEMENT AND TERMINATION.

(a) This Agreement will be for an initial period commencing on the Effective Date and ending on __________, 2014 and thereafter will be renewed automatically for successive five (5) year periods, unless written notice of non-renewal is given by either Lessee or Manager at least sixty (60) days prior to the end of the existing term.

(b) Either Manager or Lessee may terminate this Agreement at any time for any reason by giving thirty (30) days’ prior written notice to the other party.

(c)  Lessee and Manager shall have the right to immediately terminate this Agreement for Cause at any time during the term of this Agreement. For purposes hereof, “Cause” shall mean a breach or default by Manager or Lessee, as applicable, of any of its material obligations hereunder if such breach or default continues for a period in excess of thirty (30) days following the receipt of written notice of such breach or default; provided, such thirty-day period shall be extended if the breach or default cannot reasonably be cured within such thirty-day period and, during the thirty-day period, Manager or Lessee, as applicable, has commenced curing such breach or default and is diligently pursuing such cure.

(d) Upon termination of this Agreement by either party, and for whatever reason, Lessee shall keep and maintain such insurance as outlined in Section 14, including general and incidental medical professional liability coverage on behalf of Manager for a period of not less than one (1) year following the date of termination of this agreement. Such insurance maintenance may be in the form of the purchase by the Lessee of an “extended reporting period” which provides the parties a twelve (12) month period from the date the policy ends to report claims which have occurred subsequent to the policy date.

12. NOTICE. All notices given or required by this Agreement shall be hand delivered or sent by certified return receipt requested or registered mail addressed in the case of Lessee to:

BLC-[insert property name], LLC
c/o Brookdale Living Communities, Inc.
330 North Wabash Avenue, Suite 1400
Chicago, IL 60611
Attention: R. Stanley Young

With a copy to:

Brookdale Living Communities, Inc.
330 North Wabash Avenue, Suite 1400
Chicago, IL 60611
Attn: Deborah C. Paskin, Esq.

and in the case of Manager to:

Brookdale Provident Management, LLC
c/o Brookdale Living Communities, Inc.
330 North Wabash Avenue, Suite 1400
Chicago, IL 60611
Attention: R. Stanley Young

With a copy to:

Brookdale Living Communities, Inc.
330 North Wabash Avenue, Suite 1400
Chicago, IL 60611
Attn: Deborah C. Paskin, Esq.

Proof of the deposit of any such mail so addressed and with postage prepaid in the United States Mail shall constitute a conclusive presumption of its receipt by addressee as of three (3) days following the deposit in the mail.

13. INDEMNITY. Subject to the provisions of Section 20, Lessee agrees to and shall indemnify, defend and hold Manager harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Manager arising out of or incurred by Manager in connection with this Agreement or the Facility or the operation of the Facility; provided, however, that in no event shall Lessee be required to indemnify, defend or hold Manager harmless from and against any damage or injury caused by the gross negligence or willful misconduct of Manager, its Managers or employees.

Manager agrees to and shall indemnify, defend and hold Lessee harmless from and against any claim resulting from damages or injuries (including reasonable attorneys’ fees and expenses) to persons or property arising out of Manager’s gross negligence or willful misconduct.

The indemnification provisions of this Article shall survive the termination of this Agreement; provided, however, the inclusion of this sentence shall not be construed to mean that liability does not survive the termination of this Agreement with regard to any other provision hereof.

14. INSURANCE.

(a) Lessee will obtain and keep in force property insurance and commercial general liability insurance for the benefit of Lessee and Manager. Such liability insurance shall include incidental medical malpractice liability coverage and shall name Lessee and Manager as additional insureds. Such insurance may be blanketed with other insurance carried by Lessee or any affiliate of Lessee. Lessee will furnish Manager with a certificate of insurance evidencing that the said insurance is in effect along with a copy of the liability policy and evidence that the insurance premiums have been paid in full. Manager will furnish whatever information is requested by Lessee for the purpose of placement of insurance coverages and will aid and cooperate in every reasonable way with respect to such insurance and any claim or loss thereunder. Manager will notify Lessee promptly upon becoming aware of any property or liability loss, injury, claim or other event which may result in a claim under any insurance policy maintained by Lessee. Such insurance will cover the operations of the Property in the state in which the Property is located. Such liability insurance may be on a “claims made” form with respect incidental medical professional liability provided, however if a “claims made” form is used, an extended reporting period must be available and the Lessee agrees to purchase such extended reporting period for a period of twelve (12) months should the policy terminate for any reason, or should the facility be sold or this Agreement otherwise terminate.

(b) Manager will obtain and keep in force the following types of insurance coverage with the limits set forth below to the extent such coverage with such limits are available for reasonable premiums:
(i) Automobile liability insurance, covering owned, non-owned and hired vehicles, with limits not less than One Million Dollars ($1,000,000), combined single limit of coverage. The automobile liability insurance requirements can be satisfied with an umbrella or excess liability policy.

(ii) Workers’ compensation insurance, as required by law.

(iii) Employer’s liability insurance, with limits not less than Five Hundred Thousand Dollars ($500,000).

(v) Blanket crime insurance, with limits not less than One Million Dollars ($1,000,000), covering on a primary basis all employees who may handle or be responsible for monies or other property of Lessee, naming Lessee as loss payee.

(vi) Such other insurance as Lessee reasonably deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Property.

All premiums for the foregoing insurance coverages shall be reimbursable expenses. The minimum acceptable A.M. Best’s rating of each insurer is A-:VII. Manager will furnish Lessee with certificates of insurance evidencing that the said insurance is in effect at the inception of this Agreement and when coverage is renewed or replaced, which will include provisions to the effect that Lessee will be given at least thirty (30) days’ prior written notice of cancellation or non-renewal of or any material change in any of the aforesaid policies. Lessee will be named as an additional insured with respect to automobile liability insurance, including any umbrella or excess policies.

(c) Notwithstanding the foregoing, Lessee and Manager may agree that Manager shall obtain, on Lessee’s behalf, all insurance coverings described in Section 14(a), in which event, the cost of obtaining such coverings, including premiums, shall be an expense of the Property.

(d) Manager will require that all parties performing work on or with respect to the Property, including, without limitation, contractors, subcontractors and service vendors, maintain insurance coverage, at such parties’ expense, to include (i) workers’ compensation insurance, as required by law; (ii) employer’s liability insurance, with limits not less than Five Hundred Thousand Dollars ($500,000); (iii) commercial general liability insurance, with limits not less than Two Million Dollars ($2,000,000); (iv) medical professional liability insurance, if applicable, with limits not less than Two Million Dollars ($2,000,000), and (v) automobile liability insurance, covering owned, non-owned and hired vehicles, with limits not less than Two Million Dollars ($2,000,000). The commercial general liability, medical professional liability, and automobile liability insurance may be satisfied with an umbrella or excess liability policy. The minimum acceptable A.M. Best’s rating of each insurer is A-:VII. Higher policy limits may be required by Lessee if the work to be performed is deemed to be hazardous by Lessee.

Manager will obtain and keep on file certificates of insurance evidencing that each such party is so insured. Lessee will be named as an additional insured with respect to contractor’s and subcontractor’s commercial general liability, medical professional liability, and automobile liability insurance, including any umbrella or excess policies. Manager must obtain written indemnification and hold harmless provisions in favor of Lessee and Manager.

15. ATTORNEY’S FEES. In the event of any litigation between the parties to this Agreement, attorney’s fees and all associated costs of litigation, including appeal, shall be awarded to the prevailing party.

16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

17. ENTIRE AGREEMENT. This writing constitutes the entire Agreement between the parties with respect to the subject matter hereof and may not be modified, supplemented, or amended except by an instrument in writing executed by the parties.

18. DISCLAIMER. Lessee acknowledges that it is, at all times, free to retain and/or consult with an attorney of its choosing relative to any of the subject matters and services to be rendered by Manager, it being expressly understood that Manager does not furnish any legal advice.

19. ASSIGNMENT. Inasmuch as Lessee is looking specifically to Manager for the performance and fulfillment of the duties and obligations of Manager hereunder, Manager shall not have the right to assign, transfer or convey any of its rights, title or interest hereunder without the prior written consent of Lessee, which consent may be withheld for any reason.

20. EXCULPATION.

(a) Manager agrees that Manager shall look solely to Lessee’s interest in the Property for the satisfaction of any claim now existing or hereafter arising or accruing against Lessee, its officers, partners, shareholders, directors, Managers or employees and in no event shall Lessee, its officers, directors, shareholders, members, manager, partners, directors, Managers or employees have any personal liability hereunder beyond the estate and interest, if any, of Lessee in the Property.

(b) In no event shall any member, manager, shareholder, partner, officer, director, Manager or employee of Manager or of Manager’s affiliates be personally liable for any of Manager’s obligations hereunder.

21. GOVERNING LAW. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State.

22. SEVERABILITY. Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

23. HEADINGS. The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope of intent of any provision of this Agreement.

24.  INDEPENDENT CONTRACTOR. Manager represents and warrants that it is an independent contractor during the term of this Agreement and any extension thereof.

25.  SUBORDINATION. Manager agrees that this Agreement shall be subordinate to the lien of any mortgage, deed or trust, ground or underlying lease, or the lien resulting from any other method of financing or refinancing now or hereafter placed against any property of Lessee, and to all renewals, modifications, replacements, consolidations and extensions thereof. Upon receipt from Lessee, Manager agrees to execute and deliver any and all documents subordinating its rights under this Agreement as aforesaid.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LESSEE:

BLC-[insert property name], LLC,
a Delaware limited liability company

By: ___________________________
Name: R. Stanley Young
Title: Vice President

MANAGER:

Brookdale Provident Management, LLC,
a Delaware limited liability company

By: ___________________________
Name: R. Stanley Young
Title: Vice President

EXHIBIT A

MONTHLY REPORTING REQUIREMENTS

1.	Accrual operating statement detailing the individual income and expense chart of account categories with current month and year-to-date actual to budget comparison.

2.	General Ledger.

3.	Rent Roll.

4.	Check register for the month.

5.
Cash Journal. “Cash Journal” is defined as an itemized report showing actual deposits made to the operating account during the month. The cash journal shall include, but is not limited to, cash, checks, money orders, and/or credit card receipts for the day specified.

6.	Bank statements and bank reconciliations.

7.	Month end delinquency report showing aging.

8.	Accounts payable register (including aged outstanding A/P).